Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
H.B. Fuller Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-50005, 333-89453, 333-48420, 333-135772, 333-151841, 333-158610, 333-191549 and 333-212344) on Form S-8 of H.B. Fuller Company of our report dated January 31, 2018, with respect to the consolidated balance sheets of H.B. Fuller Company as of December 2, 2017 and December 3, 2016, and the related consolidated statements of income, comprehensive income (loss), total equity, and cash flows for each of the fiscal years in the three-year period ended December 2, 2017, and the effectiveness of internal control over financial reporting as of December 2, 2017, which report appears in the December 2, 2017 annual report on Form 10-K of H.B. Fuller Company.

Our report dated January 31, 2018 on the effectiveness of internal control over financial reporting as of December 2, 2017, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 2, 2017, the January 2017 acquisition of Wisdom Adhesives, the October 2017 acquisition of Royal Adhesives and the November 2017 acquisition of Adecol’s internal control over financial reporting associated with total assets of approximately 50 percent of H.B. Fuller Company’s total assets and revenues of approximately seven percent of H.B. Fuller Company’s total revenues included in the consolidated financial statements of H.B. Fuller Company and subsidiaries as of and for the year ended December 2, 2017. Our audit of the effectiveness of internal control over financial reporting of H.B. Fuller Company also excluded an evaluation of the internal control over financial reporting of Wisdom Adhesives, Royal Adhesives and Adecol.

/s/ KPMG LLP

Minneapolis, Minnesota

January 31, 2018

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors of H.B. FULLER COMPANY, a Minnesota corporation, which proposes to file with the Securities and Exchange Commission, Washington, D.C. 20549, under the provisions of the Securities Exchange Act of 1934, as amended, a Form 10-K Annual Report for the Company's fiscal year ended December 2, 2017, hereby constitute and appoint JAMES J. OWENS, JOHN J. CORKREAN AND TIMOTHY J. KEENAN his or her true and lawful attorneys-in-fact and agents, and each of them, with full power to act without the other, for him or her and in his or her name, place and stead to sign such Annual Report with power, where appropriate, to affix the corporate seal of said Company thereto, and to attest said seal, and to file such Annual Report so signed, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission and with the appropriate office of any state, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 29st day of December 2017.

/s/ Thomas W. Handley	/s/ Lee R. Mitau
THOMAS W. HANDLEY Director	LEE R. MITAU Director and Non-Executive Chairman of the Board

/s/ Maria Teresa Hilado	/s/ Dante C. Parrini
MARIA TERESA HILADO Director	DANTE C. PARRINI Director

/s/ Ruth Kimmelshue	/s/ John C. van Roden, Jr.
RUTH KIMMELSHUE Director	JOHN C. VAN RODEN, JR. Director

/s/ J. Michael Losh	/s/ R. William Van Sant
J. MICHAEL LOSH Director	R. WILLIAM VAN SANT Director